Exhibit 10.1

GEOMET, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement, entered into on January 26, 2011, is entered into by and between GeoMet, Inc., a Delaware corporation, and Tony Oviedo.

RECITALS

WHEREAS, the Board recognizes that the possibility or occurrence of a Corporate Change in the future can result in significant distractions to officers of the Company and its Affiliates because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of Executive in the event of a Corporate Change and to ensure Executive’s continued dedication and efforts in such event without undue concern for his personal financial and job security; and

WHEREAS, to induce Executive to remain in the service of the Company in the event of a Corporate Change, the Company desires to enter into this Agreement to provide Executive with certain payments and benefits in the event of the termination of Executive’s employment in connection with or following a Corporate Change.

THEREFORE, for and in consideration of the mutual covenants and promises set out below, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the corresponding meanings:

(a) “Accrued Obligations” means (i) any unpaid portion of Executive’s Base Salary through the date of Executive’s termination of employment; (ii) any accrued but unused vacation through the date of Executive’s termination of employment pursuant to any written policy or practice of the Company; (iii) any unreimbursed business expenses incurred by Executive through the date of Executive’s termination of employment that are customarily reimbursable by the Company or an Affiliate and for which Executive timely submits to the Company substantiating documents; and (iv) any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any benefit plan of the Company or an Affiliate in which Executive is participating on the date of Executive’s termination of employment.

(b) “Affiliate” means the Company and any entity that, directly or indirectly through one or more intermediaries, is controlled by or is under common control with the Company.

(c) “Agreement” means this Change of Control Severance Agreement.

(d) “Base Salary” means the annualized base rate of compensation payable by the Company or an Affiliate to Executive in cash, before any reduction that would constitute Good Reason that was not consented to by Executive, including any amount that Executive could have received in cash had he not elected to contribute such amount to an employee benefit plan maintained by the Company or an Affiliate, but excluding overtime pay, call pay, shift and area differentials, commissions, bonuses, added premiums, and all other forms of incentive or supplemental pay, employee benefits and perquisites paid or provided by the Company or an Affiliate.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means a finding by the Company of acts or omissions constituting, in the Company’s reasonable judgment, (i) a breach of duty by Executive in the course of his employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Company, or moral turpitude constituting criminal felony; (ii) conduct by Executive that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or Executive to such an extent that the Company’s best interests reasonably require the termination of Executive’s employment; (iii) acts or omissions of Executive materially in violation of his obligations under any written employment or other agreement between Executive and the Company or at law; (iv) Executive’s failure to comply with or enforce Company policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) Executive’s repeated and documented insubordination, which is not cured by Executive within 10 days after receipt of a written warning specifying such insubordination; (vi) Executive’s failure to comply with or enforce, in any material respect, all other personnel policies of the Company; (vii) Executive’s failure to devote his full (or other required) working time and best efforts to the performance of his responsibilities to the Company; or (viii) Executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

(g) “Corporate Change” shall have the same meaning given to that term in the 2006 LTIP. Any modification to the definition of “Corporate Change” in the 2006 LTIP (including by virtue of the amendment of the 2006 LTIP or adoption of a successor plan setting out a modified definition of “Corporate Change”) adopted after the Effective Date shall apply for purposes of this Agreement, except that any modification to such definition adopted on or after, or within 180 days before, a Corporate Change shall not apply in determining the definition of such term under this Agreement unless such modification is favorable to Executive; and provided further that any change to the definition of “Corporate Change” in the 2006 LTIP adopted to comply with the requirements of the Code shall be deemed to be favorable to Executive.

(h) “Change of Control Date” means the effective date of the first Corporate Change to occur during the Term.

(i) “Change of Control Protection Period” means the period commencing on the Change of Control Date and ending 18 months after such date.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company” means GeoMet, Inc., a Delaware corporation, and its successors and assigns.

(l) “Competing Business” means a person or entity engaged in (i) leasing, acquiring, exploring, producing, gathering or marketing coal bed methane and related products; or (ii) such other business activities as the Company or an Affiliate may engage in, prepare to engage in, or investigate becoming engaged in during the 12-month period before the date of Executive’s termination of employment and about which Executive had Confidential Information.

(m) “Confidential Information” means any confidential or proprietary information or trade secrets of or relating to the Company and its Affiliates (or its or their vendors, suppliers, customers, or others which whom it or they have a business relationship (“Business Partners”)), including without limitation all documents or information, in whatever form or medium, concerning or evidencing the Company’s operations; processes; products; services; business practices; finances; principals; current, former, or potential Business Partners (or information provided by such persons or entities under a duty of confidentiality); marketing methods and plans; costs; prices; contractual relationships; regulatory status; personnel (including without limitation compensation package, other terms of employment, or performance, other than as concerns solely Executive); geological and geophysical maps, data, interpretations, and analyses; project and prospect locations and leads; well logs, interpretations, and analyses; and production information; but excluding any such information that (i) is or becomes generally available to the public other than as a result of any breach of this Agreement, other written agreement or policy of the Company, or legal obligation, or other unauthorized disclosure, by Executive or (ii) becomes available to Executive after the termination of his employment on a nonconfidential basis from a source other than the Company or its Affiliates who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, its Affiliates, or its or their Business Partners.

(n) “Effective Date” means January 1, 2011.

(o) “Executive” means Tony Oviedo.

(p) “Executive Charges” means any amounts Executive owes to the Company or an Affiliate for advances, overpayments, and any other charges due from Executive to the Company or an Affiliate, including without limitation charges for personal telephone calls or travel expenses, travel advances, personal courier and postal charges, personal copying charges, personal charges on any company credit card issued to Executive, excess paid leave time taken, and other charges that may arise out of the application of the Company’s or an Affiliate’s policies.

(q) “Good Reason” means the existence of one or more of the following conditions arising during the Potential Change of Control Protection Period or on or after the

Change of Control Date, as applicable, without the consent of Executive, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii): (i) a material reduction in Executive’s Base Salary; (ii) a permanent relocation of Executive’s principal place of employment to a location that is more than 50 miles from the location where he performed services for the Company or an Affiliate immediately prior to the relocation; (iii) a material reduction in Executive’s authority, duties, or responsibilities; or (iv) a material reduction in the authority, duties, or responsibilities of the person to whom Executive reports; provided that to exercise his right to terminate employment for Good Reason, Executive must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial occurrence of the condition(s) giving rise to the Good Reason and specify in that notice the condition(s) believed to constitute Good Reason, and the Company or an Affiliate shall have the right to remedy the Good Reason condition(s) within 30 days after receiving such written notice, and provided further that in the event that the Good Reason condition is not remedied by the Company or an Affiliate during such 30-day remedy period, Executive must provide written notice of termination to the Board invoking Executive’s right to terminate his employment for Good Reason no later than 10 days after the end of such 30-day remedy period; otherwise, Executive is deemed to have accepted the condition(s), or the Company’s or an Affiliate’s correction of such condition(s), that may have given rise to the existence of Good Reason. A paid suspension of Executive pending an investigation authorized by the Company or a governmental authority, or a determination by the Company whether Executive has engaged in acts or omissions constituting Cause, shall not constitute Good Reason. A transfer of employment among the Company and any of its Affiliates shall not constitute Good Reason. A termination of employment by Executive for Good Reason shall be considered to be an involuntary termination of employment for purposes of this Agreement.

(r) “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under the Company’s or any Affiliate’s or co-employer’s long-term disability plan to be eligible for long-term disability benefits. In the absence of Executive’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means a finding by the Company in its sole judgment that Executive is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (a) 60% or more of the normal working days during three consecutive calendar months or (b) 40% or more of the normal working days during six consecutive calendar months.

(s) “Mineral Interest” means any royalty, overriding royalty, working, leasehold, or other property interest in coalbed methane, oil, or gas assets.

(t) “Potential Change of Control Event” means the occurrence of any of the following events occurring during the Term: (i) any person or group shall have announced publicly an intention to effect a Corporate Change, or commenced any action (such as the commencement of a tender offer for the Company’s common stock or the solicitation of proxies for the election of any of the Company’s directors) that, if successful, could reasonably be expected to result in the occurrence of a Corporate Change; (ii) the Company or an Affiliate enters into an agreement the consummation of which would constitute a Corporate Change; or (iii) any other event occurs which the Board declares in writing to be a Potential Change of Control Event.

(u) “Potential Change of Control Protection Period” means the period commencing on the date of a Potential Change of Control Event and (i) with respect to clause (i) of the definition of Potential Change of Control Event, ending on the date any such person or group shall have announced publicly the abandonment of any action that, if successful, could reasonably be expected to result in the occurrence of a Corporate Change or the termination or failure of such action; (ii) with respect to clause (ii) of the definition of Potential Change of Control Event, ending on the termination of any such agreement before the consummation of the transaction(s) contemplated by such agreement; or (iii) with respect to clause (iii) of the definition of Potential Change of Control Event, ending on the date so declared by the Board in writing; provided that the Potential Change of Control Protection Period shall end on the day immediately preceding the Change of Control Date.

(v) “Qualifying Termination” means the involuntary termination of Executive’s employment with the Company or an Affiliate either (i) by the Company or an Affiliate without Cause (but not by reason of Executive’s Inability to Perform) or (ii) by Executive with Good Reason. For purposes of clarification only, a “Qualifying Termination” shall not include a transfer of employment between the Company and its Affiliates; a termination of Executive’s employment by the Company or an Affiliate with Cause or by reason of Executive’s Inability to Perform; a termination of Executive’s employment by Executive without Good Reason; a termination of Executive’s employment by reason of Executive’s death; or a paid suspension of Executive pending an investigation authorized by the Company or a governmental authority, or a determination by the Company whether Executive has engaged in acts or omissions constituting Cause.

(w) “Release” means a release and waiver of liability by Executive in favor of the Company and its Affiliates in the Company’s customary form, which may be amended to reflect changes in applicable law, provided that such release and waiver shall include an agreement by Executive not to disparage the Company or its Affiliates but shall not include a release and waiver of claims for indemnification or for coverage under officer and director liability policies.

(x) “Restricted Activities” means Executive:

(i) Directly or indirectly, owning, participating in the operation or management of, assisting, investing in, or advising a Competing Business, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, investor, advisor, consultant, or in any other individual or representative capacity, whether or not for compensation, provided that (A) this clause (i) does not prohibit Executive’s ownership of stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of 5% of all such shares of stock or other securities issued and outstanding and (B) during the Restriction Period, the prohibitions in this clause (i) extend only to Executive’s activities in or directed to the Specified Geographical Area that are likely to result in the use or disclosure of Confidential Information;

(ii) Except in the proper performance of his duties for the Company or an Affiliate, directly or indirectly soliciting, inducing, persuading, or enticing, or endeavoring to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for the Company or an Affiliate (including without limitation a Business Partner) to leave that employment or cease performing those services, whether on his own behalf or on behalf of any other person or entity; and

(iii) Except in the proper performance of his duties for the Company or an Affiliate, directly or indirectly soliciting, inducing, persuading, or enticing, or endeavoring to solicit, induce, persuade, or entice, any person or entity who is then Business Partner to cease being a Business Partner or to divert all or any part of such Business Partner’s business from the Company or an Affiliate, whether on his own behalf or on behalf of any other person or entity.

(y) “Restriction Period” means 18 months after the date of termination of Executive’s employment with the Company or an Affiliate for any reason.

(z) “Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance thereunder.

(aa) “Severance Benefits” has the meaning set out in Section 2 of this Agreement.

(bb) “Specified Geographical Area” means (i) the geographical locations where the Company holds Mineral Interests as of the date of termination of Executive’s employment and the surface area within 25 miles of such Mineral Interests; and (ii) the geographical locations where the Company attempted to acquire, or was investigating the acquisition of, Mineral Interests within 12 months before the date of Executive’s termination of employment and about which Executive had access to or created Confidential Information.

(cc) “2006 LTIP” means the GeoMet, Inc. 2006 Long-Term Incentive Plan as it may be amended and any successor plan.

2. Severance Benefits. Subject to Executive’s continued compliance with Sections 7 and 8, if Executive’s employment by the Company or an Affiliate terminates in a Qualifying Termination at any time during a Potential Change of Control Protection Period or the Change of Control Protection Period then the Company shall pay or provide (or cause to be paid or provided) to Executive the following Severance Benefits:

(a) An amount equal to 1.5 times Executive’s Base Salary; and

(b) Should Executive timely elect to continue coverage under a group heath plan sponsored by the Company or an Affiliate, reimburse Executive for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law for Executive and Executive’s eligible dependents until the earlier of (i) the date

Executive becomes covered under another group health plan or otherwise ceases to be eligible for such continued coverage and (ii) 18 months of continued coverage, provided that Executive timely makes the premium payments;

Notwithstanding the foregoing, Executive shall not be eligible to receive the Severance Benefits unless Executive has signed and returned to the Company the Release no later than 50 days after the date of termination of employment and, if applicable, Executive has not timely revoked such Release.

3. Time and Manner of Payment of Severance Benefits. The amount in clause (a) of Section 2 shall be paid to Executive in a lump sum no later than 8 days after Executive has signed and returned to the Company, and not timely revoked where applicable, the Release. The cost of continued coverage described in clause (b) of Section 2, if any, shall be reimbursed to Executive within 15 days after timely payment by Executive of the premium.

4. Section 409A. This Agreement is intended to be exempt from Section 409A and any ambiguous provisions will be construed in a manner that is consistent with that intent. Notwithstanding the foregoing, if (a) Executive is a “specified employee” as defined in Section 409A and (b) any payment due under this Agreement is deferred compensation subject to Section 409A and such payment is required to be delayed under Section 409A because Executive is a specified employee, such payment shall be payable on the earlier of (x) the first day that is six months after Executive’s Qualifying Termination and (y) the date that is 30 days after Executive’s death. The Company makes no guarantee as to the tax treatment of any payments or benefits to be provided pursuant to the Agreement.

5. Parachute Payments. Notwithstanding any contrary provision in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G of the Code), and any payments or benefits which Executive has the right to receive under this Agreement or otherwise from the Company in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code), would constitute a “parachute payment” (as defined in Section 280G of the Code), such payments and benefits shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Executive from the Company shall be the “Safe Harbor Amount,” which is $1.00 less than three times Executive’s “base amount” (as defined in Section 280G of the Code), and so that no portion of such payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax result for Executive (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax). The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on Executive. If a reduction is made pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its Affiliates) used in determining if a parachute payment exists, exceeds the Safe Harbor Amount, Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. If a reduction is made in accordance with clause (a) above, such reduction shall be made in the following order:

(i) First, by reducing the cash amounts of parachute payments that would not constitute deferred compensation (within the meaning of Section 409A) subject to Section 409A, to the extent necessary to decrease the payments that would otherwise constitute parachute payments to the Safe Harbor Amount.

(ii) Next, if after the reduction to zero of the amounts described in subparagraph (i) above, the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of payments that constitute deferred compensation (within the meaning of Section 409A) subject to Section 409A, with the reductions to be applied first to the payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the payments that would otherwise constitute parachute payments to the Safe Harbor Amount.

(iii) Next, if after the reduction to zero of the amounts described in subparagraphs (i) and (ii) above, the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then, by reducing any of the remaining scheduled payments, in an order to be determined by the Company, to the extent necessary to decrease the Payments that would otherwise constitute parachute payments to the Safe Harbor Amount.

6. Exclusive Payments. The Severance Benefits, along with the associated terms for payment, constitute all of the Company’s obligations to Executive with respect to payments or benefits on account of Executive’s termination of employment upon or after a Potential Change of Control Event or Corporate Change; provided that nothing in this Agreement is intended to supersede or limit the Company’s or an Affiliate’s obligations to pay or provide the Accrued Obligations, Executive’s rights under the 2006 LTIP, or Executive’s rights or the Company’s or an Affiliate’s obligations under any written agreement signed by Executive and an authorized officer of the Company or an Affiliate entered into on or after the Effective Date that provides for payments or benefits on account of termination of employment and makes specific reference to this Agreement.

7. Confidential Information.

(a) Executive acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its Business Partners and others, and to create, protect, and exploit its Confidential Information; (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) his participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (v) given Executive’s position and responsibilities, he necessarily will be creating Confidential Information that belongs to the Company and enhances the Company’s goodwill, and in carrying out his responsibilities Executive in turn will be relying on the Company’s goodwill and the disclosure by the Company to him of Confidential Information; and (vi) he will have access to Confidential Information that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill.

(b) The Company acknowledges and agrees that Executive must have and continue to have while employed the benefits and use of its goodwill and Confidential Information in order to properly carry out his duties and responsibilities. The Company accordingly promises upon the Effective Date to provide Executive immediate and continuing access to Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information.

(c) The Company and Executive thus acknowledge and agree that while Executive remains employed by the Company, and upon the Effective Date, he (i) will receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) will create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

(d) Accordingly, Executive acknowledges and agrees that at all times while employed by the Company and thereafter:

(i) all Confidential Information shall remain and be the sole and exclusive property of the Company;

(ii) he will protect and safeguard all Confidential Information;

(iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the Company, to the extent necessary for the proper performance of his duties and responsibilities unless authorized to do so by the Board (or Company officer to whom Executive reports if other than the Board) or compelled to do so by law or valid legal process;

(iv) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify the Company in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v) at the end of his employment with the Company for any reason or at the request of the Company at any time, he will immediately return to the Company all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic;

(vi) absent the promises and representations of Executive in this Section, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide Executive with new and additional Confidential Information, would not authorize Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and

(vii) Executive’s obligations under this Section are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

8. Restricted Activities.

(a) In consideration of the Company’s promises set out in Section 7 and the other promises and undertakings of the Company in this Agreement and the 2006 LTIP, Executive agrees that at all times while employed by the Company and during the Restriction Period, he shall not engage in any of the Restricted Activities. Executive acknowledges and agrees that the restrictions in this Section are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 7, this Agreement, and under the 2006 LTIP; that the Company’s promises and undertakings set out, and the matters recited, in Section 7 and Executive’s position and responsibilities with the Company give rise to the Company’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set out in Sections 7 and 8 and his common-law obligations and duties owed to the Company; that the restrictions are reasonable and necessary, are valid and enforceable under applicable law, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify the Company in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under the law of any state that he contends or is advised is applicable; that he will not challenge the enforceability of such restrictions; that absent the promises and representations made by Executive in Sections 7 and 8, the Company would require him immediately to return any tangible Confidential Information in his possession, would not provide him with new and additional Confidential Information, would not authorize him to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and his obligations under this Section are in addition to any applicable statutory or common-law obligations and survive the termination of this Agreement.

(b) As used in Sections 7 and 8, the term “Company” shall include the Company and any of its Affiliates.

9. Remedies; Reformation.

(a) Executive acknowledges and agrees that the Company or an Affiliate, as applicable, would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Sections 7 or 8 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Executive agrees that the Company or an Affiliate, as applicable, shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such Sections by Executive, but shall be in addition to all other remedies available to the Company or an Affiliate, as applicable, at law or equity.

(b) If any of the provisions of Sections 7 or 8 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

(c) Executive agrees that the existence of a claim or cause of action against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or an Affiliate, as applicable, of Executive’s obligations under Sections 7 or 8.

10. No Mitigation. Executive shall not be required to mitigate the amount of the Severance Benefits by seeking other employment or otherwise, nor shall the Severance Benefits be reduced by any compensation earned by Executive as the result of employment by another employer after Executive’s termination of employment by the Company or an Affiliate, or otherwise.

11. Offset. The Company may set off against, and Executive authorizes the Company to reduce, the Severance Benefits by any amounts which may be due and owing to the Company or an Affiliate by Executive for Executive Charges or for pay in lieu of advance notice of termination of employment required by any applicable law or policy of the Company or an Affiliate, provided that any such set off and reduction shall be made in a manner that complies with Section 409A to the extent applicable.

12. Payments Following Death. In the event of Executive’s death after he becomes entitled to the Severance Benefits, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to the Company (or, if no such person is designated, to his estate).

13. Withholding and Deductions. With respect to any payment to be made to Executive under this Agreement, the Company or an Affiliate shall deduct, where applicable, any amounts authorized by Executive and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law.

14. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been sufficiently given or made and received upon receipt, when personally delivered, or three days after being deposited in the United States mail if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:

To the Company:
GeoMet, Inc. 909 Fannin, Suite 1850 Houston, Texas 77010
Attention: President & Chief Executive Officer

To Executive, to the address reflected on the Company’s records or at any other address as either party shall have specified by notice in writing to the other party.

15. Binding Agreement; Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

(b) The Company may, but Executive may not, assign or otherwise transfer this Agreement or any of the rights or obligations under this Agreement. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon the Severance Benefits, and the Severance Benefits shall not be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, and whether or not such transaction constitutes a Corporate Change, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

16. Governing Law; Construction; Venue; Jury-Trial Waiver. The parties (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), except where federal law may preempt the application of state law; (ii) agree that this Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties; (iii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement; (iv) waive any objection to such venue; (v) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (vi) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

17. Entire Agreement. This Agreement sets out the entire agreement of the parties concerning the subject matter expressly addressed and supersedes all prior agreements and understandings, whether oral or written, between the parties.

18. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the party to be charged; and no waiver by a party or failure to enforce or insist on his or its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

19. Term.

(a) Unless earlier terminated as set out in clause (b) below, the initial term of this Agreement shall commence on the Effective Date and end on December 31, 2012 (the “Initial Term”); provided, however, that on December 31, 2011 and December 31, 2012, respectively, (each such date the “Extension Date”), the term of this Agreement shall be automatically extended for an additional year (each such extension the “Renewal Term”) unless the Company provides a written notice of non-renewal to Executive at least 90 days before the Extension Date; provided, further, that no Renewal Term shall extend beyond December 31, 2014; and provided, further, that so long as Executive is employed by the Company or an Affiliate on the date a Potential Change of Control Event occurs or on the Change of Control Date, as applicable, and this Agreement otherwise would expire before the last day of the Potential Change of Control Protection Period or Change of Control Protection Period, the term of this Agreement shall be automatically extended to the earlier to occur of (x) Executive’s termination of employment with the Company during the Potential Change of Control Protection Period or Change of Control Protection Period other than for a Qualifying Reason and (y) the day after the last day of the Potential Change of Control Protection Period or Change of Control Protection Period, as applicable, (such extended period the “Extension Period”). The Initial Term, together with any Renewal Term and Extension Period, if any, shall be the “Term.”

(b) The Term shall automatically terminate before expiration upon the earliest to occur during the Term of (a) Executive’s termination of employment with the Company for any reason before a Potential Change of Control Event or the Change of Control Date, as applicable, and (b) Executive’s termination of employment with the Company during a Potential Change of Control Protection Period or the Change of Control Protection Period other than for a Qualifying Reason.

20. Survival. The termination of this Agreement shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive termination of Agreement, including without limitation the Company’s obligation to pay or provide the Severance Benefits and Executive’s obligations under Sections 7 and 8.

21. Section Headings; Counterparts. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22. No Contract of Employment. This Agreement does not constitute a contract or agreement of employment for any specific term, does not alter the at-will nature of the employment relationship between Executive and the Company or any Affiliate, and either Executive or the Company or an Affiliate may terminate the employment relationship as freely and with the same effect as if this Agreement had not been executed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates shown below to be effective on the Effective Date.

“Company”	“Executive”

GeoMet, Inc.

By:
Name:	Tony Oviedo
Title:

Date Signed	Date Signed: